UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2015

GEOSPACE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 001-13601

Texas	76-0447780
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7007 Pinemont Drive, Houston, TX 77040

(Address of principal executive offices, including zip code)

(713) 986-4444

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On November 18, 2015, Geospace Technologies Corporation (the “Company”) issued a press release regarding its operating results for fiscal year 2015. The press release is attached as Exhibit 99.1. The foregoing description of the press release is qualified by reference to such exhibit.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 18, 2015, the Board of Directors (the “Board”) of the Company adopted a resolution expanding the size of the Board from seven to nine directors. On the same date, the Board appointed Edgar R. (Bud) Giesinger, a new director, and Walter R. (Rick) Wheeler, the Company’s current President and Chief Executive Officer, as directors of the Company.

Mr. Giesinger retired as a managing partner from KPMG LLP on September 30, 2015. He has 35 years of accounting and finance experience working mainly with publically traded corporations. Over the years, he has advised a number of clients in accounting and financial matters, capital raising, international expansions and in the dealings with the Securities and Exchange Commission. While working with companies in a variety of industries, his primary focus has been energy and manufacturing clients. He is a Certified Public Accountant in the State of Texas, a member of the American Institute of Public Accountants and the Texas Society of Certified Public Accounts. He has lectured and led seminars on various topics dealing with financial risks, controls and financial reporting.

Mr. Giesinger has been appointed to serve on the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Mr. Wheeler has not been appointed to serve on any of the Board’s committees.

In connection with his election as a director, Mr. Geisinger is eligible to receive compensation in the same manner as the Company’s other non-employee directors. The Company previously disclosed the terms of non-employee director compensation in its definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on December 30, 2014. In connection with his election as a director, Mr. Wheeler will not receive additional compensation.

Item 8.01	Other Events.

On November 17, 2015, the Company adopted a new form of performance-based nonqualified stock option agreement (“Performance Option Agreement”) for stock option awards to its senior executive officers. As a result of discussions with one of our institutional investors, our board of directors decided to make option grants as part of the Company’s executive long-term compensation that include enhanced elements of performance intended to more closely align executive incentives with the interests of stockholders. The Performance Option Agreement provides for a ratable three-tranche vesting and exercisability schedule that is based upon specified total shareholder return performance goals as well as service time.

On November 18, 2015, the Company granted performance-based nonqualified stock options, using the Performance Option Agreement, to four of its executive officers, Walter R. Wheeler, Michael J. Sheen, Thomas T. McEntire and Robbin B. Adams. The total shareholder return goals used for the various performance-based vesting hurdles under each of these awards are 69%, 139% and 209% during a performance period of five years. The performance hurdles for these awards were recommended by the independent compensation consultant retained by our Compensation Committee, Frederic W. Cook & Co., Inc. Messrs. Wheeler and Sheen received awards of 18,400 shares of our common stock each; Mr. McEntire received an award of 17,000 shares, and Mr. Adams received an award of 15,500 shares. On November 18, 2015, the Company also granted restricted stock awards, with Messrs. Wheeler and Sheen receiving in the awards in the amount of 8,500 shares each; Mr. McEntire received an award of 7,800 shares; and Mr. Adams received an award of 7,100 shares. On the same date, the Company also made grants of restricted stock awards to employees who are not executive officers.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the Performance Option Agreement, which is filed with this Form 8-K as Exhibit 10.1 and incorporated into this Item 8.01 by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit 10.1 Form of Performance Option Agreement

Exhibit 99.1 Press Release dated November 18, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOSPACE TECHNOLOGIES CORPORATION

Date: November 20, 2015	By:	/s/ Thomas T. McEntire
Thomas T. McEntire
Vice President, Chief Financial Officer and Secretary